Exhibit (a)(5)

November 5, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Oxford Lane Capital Corp. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 19(a)(5) of Form N-CSRS of Oxford Lane Capital Corp. dated November 5, 2026. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

New York, New York

Attachment

Change in Independent Registered Public Accounting Firm

Effective May 26, 2026, the Board of Directors dismissed PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm and engaged Ernst & Young LLP (“EY”) as its new independent registered public accounting firm. The decision to dismiss PwC and engage EY was approved by the Fund’s Board of Directors based on the recommendation of the Audit Committee.

The audit reports of PwC on the Fund’s financial statements as of and for the fiscal years ended March 31, 2026 and 2025 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Fund’s fiscal years ended March 31, 2026 and 2025 and in the subsequent interim period through May 26, 2026, there were (i) no disagreements between the Fund and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of such disagreements in their reports on the financial statements for such years, and (ii) no “reportable events”, as such term is described in Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

During the Fund’s two most recent fiscal years and in the subsequent interim period through May 26, 2026, the date of the engagement of EY, neither the Fund nor any person on its behalf has consulted with EY with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements or (ii) any matter that was either the subject of a “disagreement” or a “reportable event” as such terms are described in Items 304(a)(1)(iv) or 304(a)(1)(v), respectively, of Regulation S-K promulgated under the Exchange Act.

The Fund has provided PwC with a copy of the foregoing disclosure and has requested that PwC provide the Fund with a letter addressed to the Securities and Exchange Commission stating whether or not PwC agrees with the above statements. A copy of PwC’s letter, dated November 5, 2026, is filed as Exhibit (a)(5).